Exhibit 99.1

Silver Lake and GIC Complete Acquisition of Zuora

REDWOOD CITY, Calif. – February 14, 2025 – Zuora, Inc., a leading monetization platform for modern business, today announced the completion of its acquisition by Silver Lake, the global leader in technology investing, in partnership with an affiliate of GIC Pte. Ltd. (“GIC”), for $10.00 per share in cash. With the completion of the acquisition, Zuora’s Class A common stock will cease trading and the Company will no longer be listed on the New York Stock Exchange.

“Zuora’s vision sparked the shift to the Subscription Economy that led to today’s new world of recurring, usage-based and hybrid revenue models,” said Tien Tzuo, Zuora’s Founder, CEO and Chairman of the Board. “Completing this transaction with Silver Lake and GIC is an important milestone in the next phase of our journey. With the support of both partners, we will continue to provide our customers with the market-leading technology necessary to transform their financial operations and power enterprise monetization at scale.”

“We are pleased to continue our partnership with Zuora and its team of ZEOs as they enable customers globally with its leading monetization platform,” said Joe Osnoss, Managing Partner at Silver Lake and Mike Widmann, Managing Director at Silver Lake. “Zuora’s capabilities are increasingly strategic to drive growth and simplicity in a highly dynamic technology environment for both enterprises and consumers.”

“GIC is proud to partner with Zuora, a market leader and proven innovator, to meet the significant demand for its services in the Subscription Economy,” said Choo Yong Cheen, Chief Investment Officer of Private Equity at GIC and Eric Wilmes, Head of Private Equity, Americas at GIC. “Working alongside Zuora’s management team and our partners at Silver Lake, we will be able to leverage our collective resources, experience, and long-term outlook to invest in Zuora’s continued success and deliver on our shared vision for the future.”

Zuora stockholders voted to approve the transaction at the Company’s Special Meeting of Stockholders on February 13, 2025.

Advisors

Qatalyst Partners served as the exclusive financial advisor to the Special Committee. Foros served as financial advisor to the Company. Goodwin Procter LLP served as legal counsel to the Special Committee and Freshfields US LLP served as legal counsel to the Company. Simpson Thacher & Bartlett LLP served as legal counsel to Silver Lake. Dechert LLP served as legal counsel to GIC. Sullivan & Cromwell LLP served as legal counsel to Mr. Tzuo.

About Zuora, Inc.

Zuora provides a leading monetization platform to build, run and grow a modern business through a dynamic mix of usage-based models, subscription bundles and everything in between. From pricing and packaging, to billing, payments and revenue recognition, Zuora’s flexible, modular software solutions are designed to help companies evolve and scale monetization with demand. More than 1,000 customers around the world, including BMC Software, Box, Caterpillar, General Motors, The New York Times, Schneider Electric and Zoom use Zuora’s unique combination of technology and expertise to transform their financial operations and how they go to market. Zuora is headquartered in Silicon Valley with offices in the Americas, EMEA and APAC. To learn more, please visit zuora.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s acquisition and the Company no longer being listed on the New York Stock Exchange. These forward-looking statements involve risks and uncertainties. All statements other than statements of historical facts contained in this communication, including statements regarding the effects of the transaction, are forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “will,” "continue" or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, plans or intentions.

Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors. Important factors that could cause actual outcomes or results to differ materially from the forward-looking statements include, but are not limited to the risk that disruptions from the transaction will harm the Company’s business, including current plans and operations; the ability of the Company to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the completion of the transaction; legislative, regulatory and economic developments affecting the Company’s business; general economic and market developments and conditions; the legal, regulatory and tax regimes under which the Company operates; potential business uncertainty, including changes to existing business relationships; and unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors.

For information regarding other factors that could cause the Company’s results to vary from expectations, please see the “Risk Factors” section of the Company’s periodic report filings with the SEC, including but not limited to our Form 10-Q filed with the SEC on December 9, 2024 and our Form 10-K filed with the SEC on March 26, 2024. These filings are available on the investor relations section of the Company's website at investor.zuora.com or on the SEC's website at www.sec.gov. The statements in this communication represent our current beliefs, estimates and assumptions as of the date of this communication. Subsequent events and developments may cause our views to change. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this communication.

About Silver Lake

Silver Lake is a global technology investment firm, with more than $103 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia. Silver Lake’s portfolio companies collectively generate nearly $248 billion of revenue annually and employ approximately 444,000 people globally.

About GIC

GIC is a leading global investment firm established in 1981 to secure Singapore’s financial future. As the manager of Singapore’s foreign reserves, GIC takes a long-term, disciplined approach to investing and is uniquely positioned across a wide range of asset classes and active strategies globally. These include equities, fixed income, real estate, private equity, venture capital, and infrastructure. Its long-term approach, multi-asset capabilities, and global connectivity enable it to be an investor of choice. GIC seeks to add meaningful value to its investments. Headquartered in Singapore, GIC has a global talent force of over 2,300 people in 11 key financial cities and has investments in over 40 countries. For more information, please visit www.gic.com.sg.

SOURCE: ZUORA, INC.

Zuora Contacts

Media Relations Contact:
Margaret Juhnke
press@zuora.com
619-609-3919

Eric Brielmann / Sharon Stern
Zuora-JF@joelefrank.com
212-355-4449

Silver Lake Contacts

Media Relations Contact:
Matt Benson / Ginger Li
mediainquiries@silverlake.com

GIC Contact

Media Relations Contact:
Katy Conrad
katyconrad@gic.com.sg